Exhibit 99.1

Verisk Announces Initiation of Cash Dividend

JERSEY CITY, N.J., February 19, 2019 — Verisk (Nasdaq:VRSK), a leading data analytics provider, today announced that its Board of Directors has approved the initiation of a cash dividend to shareholders. Verisk will pay a cash dividend, the first in the company’s history, of $0.25 per share of common stock on March 29, 2019, to shareholders of record on the close of business on March 15, 2019.

“The decision by our Board of Directors to initiate a dividend represents an important milestone in what is our tenth year as a public company. It demonstrates the confidence we have in our ability to drive sustainable, profitable growth; generate significant free cash flow; and create long-term shareholder value,” said Scott Stephenson, chairman, president, and CEO.

Lee Shavel, executive vice president and CFO, added, “The dividend initiation adds another element to our capital allocation strategy and underscores our commitment to deliver value to our shareholders. With our strong free cash flow generation, Verisk will continue to maintain sufficient operational liquidity, invest in future growth opportunities, and return capital to shareholders.”

About Verisk
Verisk (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, energy and specialized markets, and financial services. Using advanced technologies to collect and analyze billions of records, Verisk draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. Around the world, Verisk helps customers protect people, property, and financial assets.

Headquartered in Jersey City, N.J., Verisk operates in 30 countries and is a member of Standard & Poor’s S&P 500® Index. In 2018, Forbes magazine named Verisk to its World’s Best Employers list. For more information, please visit www.verisk.com.

Contact:

Investor Relations
Stacey Brodbar
Head of Investor Relations
Verisk
201-469-4327
stacey.brodbar@verisk.com

Media
Frank Lentini
Edelman (for Verisk)
212-704-4425
frank.lentini@edelman.com